UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 3, 2006

Trimeris, Inc.

(Exact Name of Registrant as Specified in Its Charter)

DE

(State or Other Jurisdiction of Incorporation)

0-23155	561808663
(Commission File Number)	(IRS Employer Identification No.)

3500 Paramount Parkway, Morrisville, NC	27560
(Address of Principal Executive Offices)	(Zip Code)

(919) 419-6050

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 3, 2006, the board of directors of Trimeris Inc, (the “Company”) approved an amendment to the Trimeris Inc. Employee 401(k) plan (the “401(k) Plan”). This amendment allows for matching contributions, if any, to be made to plan participants that are terminated in connection with the Company’s December 2006 reduction-in-force.

On December 3, 2006, the board of directors of the Company approved amendments to the Trimeris Inc. Severance Pay Plan (the “Severance Plan”) in order to conform the Severance Plan’s provisions with the new deferred compensation tax law (Internal Revenue Code Section 409A). The Severance Plan is attached as Exhibit 10.1 and is incorporated by reference as if fully set forth herein.

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On December 4, 2006, the Company implemented a plan of re-organization to shift its strategic emphasis in order to focus on Fuzeon profitability and the Company’s strength in research and early stage development. Overall, the plan is designed to reduce expenses and includes termination of certain employment positions within the Company. The Company estimates that the process of re-organization will begin on December 4, 2006 and continue through May 31, 2007. In addition, as previously reported in a Current Report on Form 8-K filed by the Company on November 20, 2006, Steven D. Skolsky is leaving the Company and no longer serves in the position of Chief Executive Officer. The Company estimates that the total charge associated with the plan of re-organization and Mr. Skolsky’s departure will be approximately $3.3 million for one-time severance and termination benefits, substantially all of which are expected to be cash charges.

ITEM 9.01.	EXHIBITS.

(d) Exhibits.

Exhibit 10.1	Trimeris, Inc. Severance Pay Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS, INC.

By:	/s/ Dani P. Bolognesi
Dani P. Bolognesi
Chief Executive Officer

Dated December 7, 2006